UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2022

NIKOLA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38495	82-4151153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4141 E Broadway Road
Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)

(480) 666-1038

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2022, Nikola Corporation (the “Company”) announced that Pablo M. Koziner has been appointed as President, Commercial of the Company, effective immediately. Mr. Koziner, age 49, has served as President of Energy & Commercial of the Company since December 2020. Prior to joining the Company, Mr. Koziner served in various capacities at Caterpillar Inc., a leading manufacturer of construction and mining equipment, from 2015 to March 2020, including as President of Solar Turbines, Vice President of Electric Power, and in various roles in North and South America leading dealer relations. Mr. Koziner received a bachelor’s degree in political science and a juris doctor from Boston College.

Also on August 30, 2022, the Company announced that Carey Mendes has been appointed as President, Energy of the Company, effective immediately. Carey Mendes, age 54, served as Senior Director, Energy Midstream and Downstream Origination of the Company from October 2021 through April 2022 and has served as Global Head Energy Finance of the Company since April 2022. Prior to joining the Company, Mr. Mendes served in various capacities at BP p.l.c., an oil and gas company, from September 2003 to April 2021, including as Regional Head of Energy Supply & Trading, Global Oil Americas from June 2015 to January 2019, as Head of Group CFO Executive Office from January 2019 to March 2020, and as Head of BP Reinvent, Trading & Shipping from March 2020 to April 2021. Mr. Mendes holds a Bachelor of Arts in Political Science and History and an MBA in Finance from the University of Calgary.

The Company entered into an Executive Employment Agreement with Mr. Mendes (the “Employment Agreement”) on August 30, 2022. The terms of the Employment Agreement provide that Mr. Mendes’s employment with the Company will continue until terminated in accordance with the terms of the Employment Agreement. Mr. Mendes’s annual base salary was increased from $225,000 to $450,000. Pursuant to the Employment Agreement, on September 1, 2022, Mr. Mendes was granted a restricted stock award for 261,200 shares. The award will vest over three years in equal annual installments, subject to his continued employment. Mr. Mendes was also granted on September 1, 2022 a restricted stock award for an additional 135,085 shares, that vest subject to attainment of a $25 per share stock price milestone by June 3, 2024. Commencing with annual grants to be made in 2023, Mr. Mendes will be eligible for annual grants of stock awards subject to Board approval having an aggregate value on the date of grant of not less than $2,555,000, 50% of which will consist of a time-vested award subject to vesting restrictions which will lapse annually over a three-year period starting on the grant date, and 50% of which will consist of a performance award subject to such employment and performance based milestones as determined by the Board in its discretion. Mr. Mendes’s Agreement contains customary confidentiality and intellectual property assignment provisions.

Pursuant to the Employment Agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Mendes’s employment and subject to Mr. Mendes’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including a two year noncompete and nonsolicitation covenants and a nondisparagement covenant, Mr. Mendes will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000 , less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity based awards, other than Mr. Mendes’s performance-based award (and the post termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board of directors, Mr. Mendes’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, prorated for the length of his employment during the performance period.

The appointment of Mr. Koziner as President, Commercial of the Company and of Mr. Mendes as President, Energy of the Company was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Koziner nor Mr. Mendes and any director or executive officer of the Company, and there are no transactions between Mr. Koziner nor Mr. Mendes and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Employment Agreement between the Company and Mr. Mendes, filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1#	Executive Employment Agreement by and between the Company and Carey Mendes dated August 30, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2022

NIKOLA CORPORATION

By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer